Exhibit 10.1

AMENDMENT

of

EMPLOYMENT AGREEMENT

THIS AMENDMENT Of EMPLOYMENT AGREEMENT, dated as of this 10th day of August, 2009 (this “Amendment”), by and between LIFETIME BRANDS, INC., a Delaware corporation (the "Employer"), and JEFFREY SIEGEL (the "Executive").

W I T N E S S E T H:

WHEREAS, Employer and Executive entered into an Employment Agreement dated as of May 2, 2006 (the “Employment Agreement”);

WHEREAS, as of the date of this Amendment the Employer is paying to the Executive a Salary at an annualized rate of $960,268; and

WHEREAS, Employer and Executive desire to amend the Employment Agreement upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.	Amendment. The Employment Agreement is hereby amended as follows:

(A) Sections 3(b) and 3(c) of the Employment Agreement are hereby amended in their entirety as follows:

(b)     Bonuses. For each year during this Agreement, commencing with the year ending December 31, 2009, the Executive shall receive bonuses determined as follows:

(i)

Bonuses for 2009 With respect to the year ending December 31, 2009, the Executive shall receive the bonuses provided for in Sections 3(b) and 3(c) of this Agreement in effect prior to the amendments thereto made pursuant to the amendments made in this Agreement dated August 10, 2009 (which bonuses for purposes of this Agreement are assumed to result in a greater amount); provided, however, in no event shall the aggregate amount payable to the Executive pursuant to such Sections 3(b) and 3(c) exceed the “2009 Annual Adjusted IBIT Performance Bonuses” as defined in this Section 3(b).

For purposes of this Agreement, the 2009 Annual Adjusted IBIT Performance Bonus shall be that amount shown opposite the Adjusted IBIT achieved by the Employer for such year in the 2009 Adjusted IBIT Performance Bonus Table delivered concurrently herewith to the Executive by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Employer (the “2009

Adjusted IBIT Performance Bonus Table”), provided, however, if the amount of the Adjusted IBIT achieved by the Employer for such year is an amount between two of the amounts in such table the Annual Adjusted IBIT Performance Bonus for such year shall be that amount equal to:

(x) the Annual Adjusted IBIT Performance Bonus that would be payable by the Employer to the Executive if the Adjusted IBIT achieved is the lower of such amounts, plus

(y) that amount equal to:

(1) a fraction the numerator of which is the difference between the Adjusted IBIT achieved and the lower of the two such amounts and the denominator of which is the difference between the two such amounts times

(2) the difference between the amounts of the bonuses that would be paid with respect to the two such amounts.

Notwithstanding anything to the contrary contained in this Agreement, the 2009 Adjusted IBIT Performance Bonus will be zero if the Adjusted IBIT achieved by the Employer for the year ending December 31, 2009 is less than the threshold Adjusted IBIT for 2009 and in no event will the 2009 Adjusted IBIT Performance Bonus be greater than the maximum 2009 Adjusted IBIT Performance Bonus even if the Adjusted IBIT achieved by the Employer for the year ending December 31, 2009, exceeds the maximum Adjusted IBIT for 2009.

The Employer shall pay in 2010 to the Executive the Adjusted IBIT Performance Bonus for 2009 earned by the Executive within ten days of the Employer filing its Annual Report on Form 10-K for the year ending December 31, 2009 with the Securities and Exchange Commission; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Employer shall pay, (i) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (ii) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess.

(ii)

Bonuses for 2010 and Years Thereafter. For each year following the year ending December 31, 2009, the Compensation Committee will prepare an Adjusted IBIT Performance Bonus Table for such year which shall be similar to the 2009 Adjusted IBIT Performance Table except that (A) the Adjusted IBIT to be achieved by the Employer for the Executive to obtain 100% of the target bonus will be based on the annual budget for such year prepared by the management of the Employer and discussed by the management of the Employer with the Board of Directors of the Employer and (B) the target bonus payable upon achieving 100% of the target Adjusted IBIT for such year will be 100% of the Salary payable to the Executive for such year. Similarly, the threshold Adjusted IBIT for such year will be an amount between 52% and 56% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year will be an amount between 210% and 215% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 200% of the target bonus for such year, consistent with the Adjusted IBIT Performance Table for such year.

Notwithstanding anything to the contrary contained in this Agreement, the Adjusted IBIT Performance Bonus for any such year will be zero if the Adjusted IBIT achieved by the Employer for such year is less than the threshold Adjusted IBIT for such year, and in no event will an Adjusted IBIT Performance Bonus for such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Employer for such year exceeds the maximum Adjusted IBIT for such year.

The Employer shall pay in each of the immediate following years to the Executive the Adjusted IBIT Performance Bonus earned by the Executive for such preceding year within ten days of the Employer filing its Annual Report on Form 10-K for such preceding year with the Securities and Exchange Commission; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Employer shall pay, (i) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (ii) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the

Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess.

The bonuses payable by the employer to the Executive pursuant to this clause (ii) shall be awarded under and subject to the terms of the Employer’s 2000 Incentive Bonus Compensation Plan (the “Plan”); provided, however, if the Employer shall determine that such bonuses would not qualify under the terms of the Plan., the Employer shall use its best efforts to amend the Plan so that such bonuses would qualify under the terms of the Plan; provided further, however, if the Employer is unable to so amend the Plan, the Employer shall enter into another financial arrangement with the Executive to provide the Executive with the same economic benefit, on an after-tax basis, as the Executive would have received if such bonuses had qualified under the terms of the Plan.

(iii)

For purposes of this Agreement, the term “Adjusted IBIT”, as it applies to any particular year, means that amount for such year equal to the Employer’s Income Before Income Taxes, as determined by the Employer’s independent auditors, using generally accepted accounting principals, and reported in the Employer’s Consolidated Statements of Operations in its Annual Report on Form 10-K for such year filed with the Securities and Exchange Commission, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year.

(iv)

If the Executive’s employment is terminated (w) by the Employer for any reason other than Cause, (x) by the Executive for Good Reason, (y) by the Employer or the Executive due to the Executive’s disability, or (z) by reason of the Executive’s death, the Annual Adjusted IBIT Performance Bonus payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to (1) the amount of the Annual Adjusted IBIT Performance Bonus that would have been payable to the Executive if the Executive’s employment had not been terminated during the year times (2) a fraction the numerator of which is the number of days elapsed during the year up to and including the date of termination of the executive employment’s and the denominator of which is 365.

(c)       Other Bonus Plans. The Executive shall be entitled to participate in any other annual bonus plan maintained by the Employer for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board of Directors of the Employer.

(B) Section 7(b) of the Employment Agreement is hereby amended in its entirety as follows:

(b)      Tax Withholding. Section 409A. All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding. This Agreement is intended to comply with the requirements of Section 409A of the Code (“409A”) and shall in all respects be administered in accordance with 409A. The parties agree that if any payment or the provision of any amount, benefit or entitlement hereunder at the time specified in this Agreement would subject Executive to any additional tax or interest or penalties under 409A and its implementing regulations or guidance, the payment or provision of such amount, benefit or entitlement shall be postponed to the earliest commencement date on which the payment or the provision of such amount, benefit or entitlement could be made without incurring such additional tax, interest or penalties (including delaying payment of any severance to the earliest possible payment date which is consistent with 409A). In addition, to the extent that any regulations or guidance issued under 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest, penalties or any additional tax under 409A, the Employer and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest, penalties or additional tax under 409A, which amendment shall be reasonably determined in good faith by the Employer and Executive and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Employer of the applicable provision without violating the provisions of 409A. Notwithstanding anything in this Agreement to the contrary, payments or distributions may only be made under this Agreement upon an event and in a manner permitted by 409A or an applicable exemption. All payments not otherwise exempt from 409A which are to be made after a termination of employment under this Agreement may only be made after a “separation from service” under 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If upon Executive's “separation from service” (within the meaning of 409A) from the Employer, Executive is then a “specified employee” (as defined by and determined in accordance with 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Employer shall defer payment of “nonqualified deferred compensation,” subject to 409A, which is payable as a result of and would otherwise be paid within six (6) months following such separation from service, until the earlier of (a) the first business day of the seventh month after Executive’s separation from service, or (b) ten (10) days after the Employer receives written notice of Executive’s death. All such delayed payments shall be paid in a lump sum without accrual of interest. To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment for purposes of 409A.

2.	No Other Modification or Amendment. Except as specifically provided herein, the Employment Agreement is not modified or amended in any respect and remains in full force and effect.

3.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof), and the parties consent to jurisdiction in the United States District Court for the Southern District of New York.

4.

Counterparts. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first written above.

LIFETIME BRANDS, INC.

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Chief Operating Officer

EXECUTIVE

/s/ Jeffrey Siegel
Jeffrey Siegel

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